EX-FILING FEES

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

SciPlay Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$489,164,722.65	(1)	0.00011020	$53,905.95	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$489,164,722.65
Total Fees Due for Filing				$53,905.95
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$53,905.95

(1)	Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 21,314,367, which is the number of shares of SciPlay Corporation Class A common stock, par value $0.001 per share (the “Class A Common Stock”), entitled to receive the per share merger consideration, by $22.95, which is the per share merger consideration. The number of shares of Class A Common Stock included in the calculation includes 44,964 shares of Class A Common Stock underlying outstanding non-employee director restricted stock units entitled to receive the per share merger consideration.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $489,164,722.65 by 0.00011020.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	—	—	—		—
Fee Offset Sources	—	—	—		—		—